Exhibit 5.1

October 7, 2025

Twin Hospitality Group Inc.

5151 Belt Line Road, Suite 1200

Dallas, Texas 75254

RE:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Twin Hospitality Group Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company, on or around the date hereof, with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-1 (the “Registration Statement”), relating to the registration under the Securities Act of the resale, from time to time, by White Lion Capital LLC, as the selling stockholder named therein (“White Lion”), of up to an aggregate of 10,885,725 shares of Class A Common Stock, par value $0.0001 per share, of the Company (“Class A Common Stock”). Such shares will be issued, from time to time, by the Company to White Lion pursuant to the Common Stock Purchase Agreement, dated as September 30, 2025, by and between the Company and White Lion (the “Common Stock Purchase Agreement”), pursuant to which the Company has the right, but not the obligation, to require White Lion to purchase from it, from time to time, up to $50,000,000 in aggregate gross purchase price of newly issued shares of Class A Common Stock (the “Purchase Shares”), subject to the conditions and limitations therein. In addition, under the Common Stock Purchase Agreement, the Company will issue to White Lion shares of Class A Common Stock with a total value of $375,000, as partial consideration for White Lion’s irrevocable commitment to purchase shares of Class A Common Stock from the Company thereunder (collectively with the Purchase Shares, the “Shares”). We are delivering this opinion letter to you at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion expressed below, we have acted as counsel for the Company and have examined and relied upon originals (or copies certified or otherwise identified to our satisfaction) of (i) the Registration Statement, including the related prospectus contained therein (the “Prospectus”), (ii) the Common Stock Purchase Agreement, (iii) the Amended and Restated Certificate of Incorporation of the Company (the “Charter”), (iv) the Amended and Restated Bylaws of the Company, (v) the resolutions of the board of directors of the Company (the “Board”) relating to the authorization and issuance of the Shares, and the authorization and approval of the Common Stock Purchase Agreement and the transactions contemplated thereby (the “Resolutions”), and (vi) such other corporate records, documents, agreements and instruments of the Company, other resolutions of the Board and committees thereof, certificates of officers of the Company, certificates of public officials, and such other records, documents, agreements, certificates and instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have deemed relevant and necessary as a basis for the opinion set forth herein. In our examination, we have assumed, without independent investigation, the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons who have executed any of the documents reviewed by us, and the conformity with the original documents of any copies thereof submitted to us for our examination. We have also assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below. We further assume that the amount, terms, sale, and issuance of the Purchase Shares to be sold and issued, from time to time, by the Company to White Lion pursuant to the Common Stock Purchase Agreement will be determined and further authorized at the time of issuance by proper corporate action of the Company (each, a “Corporate Action”), as authorized by the Resolutions.

Twin Hospitality Group Inc.

October 7, 2025

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, the issuance of the Shares has been duly authorized, and, when a specific issuance of Shares has been further authorized and determined by any applicable Corporate Action, and when such Shares are paid for or earned, and issued and delivered, in accordance with the terms and conditions of the Common Stock Purchase Agreement and any such Corporate Action and in the manner described in the Prospectus, such Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware and the laws of the State of California, and we do not express any opinion herein with respect to the laws of any other jurisdiction. In addition, we express no opinions other than as expressly set forth herein, and no opinion may be inferred or implied beyond that expressly stated herein.

The foregoing opinion is subject to (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement, and to the reference to our firm appearing under the heading “Legal Matters” in the Prospectus. We further consent to the incorporation by reference of this opinion letter and consent into any amendment to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required to be filed with the Registration Statement under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is rendered as of the date hereof, and we do not undertake any obligation to advise you of any changes in our opinion expressed herein resulting from matters that may arise after the date hereof or that may hereinafter come to our attention. We express no opinions other than as expressly set forth herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion letter is for your benefit in connection with the sale and issuance of the Shares from time to time by the Company to White Lion, the Registration Statement, and the resale of the Shares from time to time by White Lion (as the selling stockholder under the Prospectus), and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

Sincerely,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP